UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2024

GlycoMimetics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36177	06-1686563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9708 Medical Center Drive

Rockville, MD 20850

(Address of Principal Executive Offices)

(240) 243-1201

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	GLYC	The Nasdaq Global Market

Indícate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On October 28, 2024, GlycoMimetics, Inc., a Delaware corporation (“GlycoMimetics”), Gemini Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of GlycoMimetics (“First Merger Sub”), Gemini Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of GlycoMimetics (“Second Merger Sub” and, together with First Merger Sub, “Merger Sub”), and Crescent Biopharma, Inc., a Delaware corporation (“Crescent”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, (i) First Merger Sub will merge with and into Crescent, with Crescent continuing as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the merger (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Crescent will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, (a) each then-outstanding share of Crescent common stock will be converted into the right to receive a number of shares of GlycoMimetics common stock calculated in accordance with the Merger Agreement (the “Exchange Ratio”), (b) each then-outstanding share of Crescent preferred stock will be converted into the right to receive a number of shares of Series A Preferred Stock (as defined below) of GlycoMimetics calculated in accordance with the Merger Agreement and (c) each then-outstanding option to purchase Crescent common stock will be assumed by GlycoMimetics, subject to adjustment as set forth in the Merger Agreement. Under the terms of the Merger Agreement, prior to the closing of the transaction, the board of directors of GlycoMimetics (the “Board”) will accelerate the vesting of all equity awards of GlycoMimetics then outstanding but not then vested or exercisable. Each option to acquire shares of GlycoMimetics’ common stock with an exercise price per share greater than the volume weighted average closing trading price of a share of GlycoMimetics’ common stock on The Nasdaq Stock Market LLC (“Nasdaq”) for the five (5) consecutive trading days ending three (3) days immediately prior to the closing date of the Merger (the “Parent Closing Price”) will be cancelled in accordance with the terms of the Merger Agreement. At the closing of the Merger, each option to acquire shares of GlycoMimetics’ common stock with an exercise price less than or equal to the Parent Closing Price will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of shares of GlycoMimetics common stock underlying such option. At the closing of the Merger, each GlycoMimetics restricted stock unit will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of unsettled shares of GlycoMimetics common stock underlying such GlycoMimetics restricted stock unit.]

Pursuant to the Exchange Ratio formula in the Merger Agreement, upon the closing of the Merger (and prior to closing of the financing described below), on a pro forma basis and based upon the number of shares of GlycoMimetics common stock expected to be issued in the Merger, pre-Merger Crescent stockholders will own approximately 86.21% of the combined company and pre-Merger GlycoMimetics stockholders will own approximately 13.79% of the combined company. For purposes of calculating the Exchange Ratio, (i) shares of GlycoMimetics common stock underlying warrants and other rights to receive shares (other than Options to acquire shares of GlycoMimetics’ common stock, to the extent cancelled at or prior to closing of the Merger in accordance with the Merger Agreement) outstanding as of immediately prior to the closing of the Merger will be deemed to be outstanding (on a treasury share method basis), and (ii) all shares of Crescent common stock underlying outstanding Crescent stock options and warrants will be deemed to be outstanding (on a treasury share method basis), except for certain stock option and other equity awards made to directors, employees, consultants and other service providers of Crescent. The Exchange Ratio will be adjusted to the extent that GlycoMimetics’ net cash at closing is less than $1.0 million and will be based on the amount of proceeds actually received by GlycoMimetics in the financing transaction described below, as further described in the Merger Agreement.

In connection with the Merger, GlycoMimetics will seek the approval of its stockholders to, among other things, (a) issue shares of GlycoMimetics common stock issuable in connection with the Merger (including the shares of GlycoMimetics common stock issuable under the Series A Preferred Stock) and financing described below under the rules of Nasdaq, and (b) amend its amended and restated certificate of incorporation, to (i) effect a reverse stock split of GlycoMimetics common stock, (ii) increase the number of shares of GlycoMimetics common stock that GlycoMimetics is authorized to issue, (iii) change the name of GlycoMimetics to Crescent Biopharma, Inc., (iv) redomicile GlycoMimetics from Delaware to such jurisdiction as may be determined by Crescent (being either the Cayman Islands or Bermuda), and (v) such other changes as are mutually agreeable to GlycoMimetics and Crescent (the “GlycoMimetics Voting Proposals”). In connection with these matters, GlycoMimetics intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant materials.

Each of GlycoMimetics and Crescent has agreed to customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants relating to (1) using commercially reasonable efforts to obtain the requisite approval of its stockholders, (2) non-solicitation of alternative acquisition proposals, (3) the conduct of their respective businesses during the period between the date of signing the Merger Agreement and the closing of the Merger, (4) GlycoMimetics using commercially reasonable efforts to maintain the existing listing of the GlycoMimetics common stock on Nasdaq and cause the shares of GlycoMimetics common stock to be issued in connection with the Merger to be approved for listing on Nasdaq prior to the closing of the Merger, and (5) GlycoMimetics filing with the SEC and proxy statement regarding these matters (the “Proxy Statement”).

Consummation of the Merger is subject to certain closing conditions, including, among other things, (1) approval by GlycoMimetics stockholders of the GlycoMimetics Voting Proposals, (2) approval by the requisite Crescent stockholders of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, (3) Nasdaq’s approval of the listing application to be submitted in connection with the Merger, (4) the SEC completing its review of the Proxy Statement and the Proxy Statement having been mailed to the GlycoMimetics stockholders, (5) the expiration of any applicable waiting periods (or extensions thereof) under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (6) the securities purchase agreement (described below) being in full force and effect providing for the receipt of not less than $100,000,000 (including in the proceeds any notes contributed as consideration in the financing transaction described below). Each party’s obligation to consummate the Merger is also subject to other specified customary conditions, including regarding the accuracy of the representations and warranties of the other party, subject to the applicable materiality standard, and the performance in all material respects by the other party of its obligations under the Merger Agreement required to be performed on or prior to the date of the closing of the Merger.

The Merger Agreement contains certain termination rights of each of GlycoMimetics and Crescent. Upon termination of the Merger Agreement under specified circumstances, GlycoMimetics may be required to pay Crescent a termination fee of $320,000 and Crescent may be required to pay GlycoMimetics a termination fee of $2,000,000. In addition, Crescent may be required to pay GlycoMimetics an adjustable fee if Crescent terminates the merger agreement under specified circumstances, which fee shall not exceed $2,000,000.

Pursuant to a Certificate of Designation of Preferences, Rights and Limitations of the Series A Non-Voting Convertible Preferred Stock to be filed by GlycoMimetics with the Secretary of State of the State of Delaware (the “Certificate of Designation”) in connection with the Merger Agreement and the transactions thereunder, GlycoMimetics will establish the terms of a new series of preferred stock of GlycoMimetics designated as Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). Holders of the Series A Preferred Stock will be entitled to receive dividends on shares of Series A Preferred Stock equal to, on an as-if-converted-to-GlycoMimetics common stock basis, and in the same form as dividends actually paid on shares of the GlycoMimetics common stock. Except as otherwise required by the Certificate of Designation or law, the Series A Preferred Stock will not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, GlycoMimetics will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (b) alter or amend the Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents (1) in any manner that adversely affects any rights of the holders of the Series A Preferred Stock, or (2) increase the authorized number of directors constituting the Board of Directors or change the number of votes entitled to be cast by any director or directors on any matter, (d) file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock (as defined in the Certificate of Designation), if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, (e) issue further shares of the Series A Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of the Series A Preferred Stock, (f) at any time while at least 30% of the originally issued Series A Preferred Stock remains issued and outstanding, consummate either (A) a Fundamental Transaction (as defined in the Certificate of Designation) or (B) any merger or consolidation of GlycoMimetics or other business combination in which the stockholders of GlycoMimetics immediately before such transaction do not hold at least a majority of the capital stock of GlycoMimetics immediately after such transaction, or (g) enter into any agreement with respect to any of the foregoing. The Certificate of Designation provides that for so long at least 30% of the Series A Preferred Stock remains issued and outstanding, (i) the holders of record, exclusively and voting together as a separate class on an as-converted to common stock basis, shall be entitled to elect two (2) directors of the GlycoMimetics (the “Preferred Directors”); and (iii) the holders of record of the shares of common stock and of any other class or series of voting stock (including the Series A Preferred Stock), exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors of GlycoMimetics (the “At-Large Directors”); provided, however, for administrative convenience, the initial Preferred Directors may also be appointed by the Board of Directors in connection with the approval of the initial issuance of Series A Preferred Stock without a separate action by the holders. The Series A Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of GlycoMimetics.

The transaction has received approval by the Board of Directors of both companies and is expected to close in the second quarter of 2025, subject to certain closing conditions, including, among other things, approval by the stockholders of each company and the satisfaction of customary closing conditions.

Following the closing of the Merger, each share of Series A Preferred Stock then outstanding shall be convertible, at any time and from time to time, at the option of the holder of the Series A Preferred Stock, into a number of shares equal to 1,000 shares of GlycoMimetics common stock, subject to certain limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of GlycoMimetics common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (initially set at 9.99%) of the total number of shares of GlycoMimetics common stock issued and outstanding immediately after giving effect to such conversion.

At the effective time of the Merger, the Board is expected to consist of five (5) members, all of whom will be designated by Crescent. Upon the closing of the transaction, the combined company will be led by Crescent’s chief executive officer.

Financing Transaction

Concurrently with the execution and delivery of the Merger Agreement, certain institutional and accredited investors have entered into a securities purchase agreement (the “Purchase Agreement”) with GlycoMimetics, pursuant to which they have agreed, subject to the terms and conditions of such agreements, to purchase immediately following to the consummation of the Merger, shares of GlycoMimetics common stock and pre-funded warrants (together, the “PIPE Securities”) for an aggregate purchase price of approximately $200.0 million in a private placement (the “Private Placement”). The closing of the Private Placement is conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement (in addition to other customary closing conditions) and is expected to occur immediately following the closing of the Merger.

The Purchase Agreement contains customary representations and warranties of the Company, on the one hand, and the Purchasers, on the other hand, and customary indemnification provisions. The Private Placement is also subject to stockholder approval which is expected to be received at the same time as the approval of the Merger.

The Company will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers at closing, which will provide that the Company will register the resale of the Common Shares and the shares of Common Stock issuable upon exercise of the pre-funded warrants. The Company will be required to prepare and file a registration statement with the Securities and Exchange Commission no later than the 30th calendar date following the closing of the Private Placement, and to use its commercially reasonable efforts to have the registration statement declared effective within 60 days thereafter, subject to certain exceptions.

Support Agreements and Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, (i) certain stockholders of Crescent (solely in their respective capacities as Crescent stockholders) holding approximately 98% of the outstanding shares of Crescent capital stock have entered into support agreements with GlycoMimetics and Crescent to vote all of their shares of Crescent capital stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and against any alternative acquisition proposals (the “Crescent Support Agreements”) and (ii) the directors and officers of GlycoMimetics holding approximately 9% of the outstanding shares of GlycoMimetics common stock have entered into support agreements with GlycoMimetics and Crescent to vote all of their shares of GlycoMimetics common stock in favor of the GlycoMimetics Voting Proposals and against any alternative acquisition proposals (the “GlycoMimetics Support Agreements,” and, together with the Crescent Support Agreements, the “Support Agreements”).

Concurrently with the execution of the Merger Agreement, certain executive officers, directors and stockholders of Crescent have entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which, subject to specified exceptions, they have agreed not to transfer their shares of GlycoMimetics common stock for the 180-day period following the closing of the Merger.

The preceding summaries of the Merger Agreement, the Certificate of Designation, the Support Agreements, the Purchase Agreement, the Registration Rights Agreement and the Lock-Up Agreements do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, the form Certificate of Designation, the form of Crescent Support Agreement, the form of GlycoMimetics Support Agreement, the form of Purchase Agreement, the form of Registration Rights Agreement and the form of Lock-Up Agreement, which are filed as Exhibits 2.1, 3.1, 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to this Current Report on Form 8-K and which are incorporated herein by reference. The Merger Agreement has been attached as an exhibit to this Current Report on Form 8-K to provide investors and securityholders with information regarding its terms. It is not intended to provide any other factual information about Crescent or GlycoMimetics or to modify or supplement any factual disclosures about GlycoMimetics in its public reports filed with the SEC. The Merger Agreement includes representations, warranties and covenants of Crescent, GlycoMimetics and Merger Sub made solely for the purpose of the Merger Agreement and solely for the benefit of the parties thereto in connection with the negotiated terms of the Merger Agreement. Investors should not rely on the representations, warranties and covenants in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or conditions of Crescent, GlycoMimetics or any of their respective affiliates. Moreover, certain of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to SEC filings or may have been used for purposes of allocating risk among the parties to the Merger Agreement, rather than establishing matters of fact.

Item 3.02 Unregistered Sales of Equity Securities.

To the extent required by this Item, the information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The PIPE Securities were offered and will be sold in transactions exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereof. Each of the investors represented that it was an “accredited investor,” as defined in Regulation D, and is acquiring the Securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Neither this Current Report on Form 8-K nor any of the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy the PIPE Securities or any other securities of Crescent or GlycoMimetics.

Item 5.01 Changes in Control of Registrant.

To the extent required by this Item, the information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

To the extent required by this Item, the information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 29, 2024, GlycoMimetics issued a press release announcing that the National Cancer Institute Phase 2/3 study of uproleselan did not meet its primary endpoint. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference, except that the information contained on the websites referenced in the press release is not incorporated herein by reference.

Also on October 29, 2024, GlycoMimetics and Crescent issued a joint press release announcing the entry into the Merger Agreement. The press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference, except that the information contained on the websites referenced in the press release is not incorporated herein by reference.

Furnished as Exhibit 99.3 hereto and incorporated herein by reference is the investor presentation that will be used by GlycoMimetics and Crescent in connection with the Merger, including the webcast described below. GlycoMimetics plans to host a live webcast presentation to discuss the Merger as well as Crescent’s platform and pipeline assets at 8:00 a.m. Eastern time on October 29, 2024. The live webcast presentation can be accessed at the Presentations page of GlycoMimetics’ investor’s website or by using the participant webcast link (https://registrations.events/direct/NTM2740531). A webcast of the presentation and associated slides will be available on the Presentations section of GlycoMimetics’ website at https://ir.glycomimetics.com/ and a replay will be archived for 30 days following the presentation. Furnished as Exhibit 99.4 hereto and incorporated herein by reference is the transcript that will be used by GlycoMimetics and Crescent in connection with the webcast.

The information in this Item 7.01, including Exhibits 99.1, 99.2, 99.3 and 99.4 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

The National Cancer Institute (“NCI”) informed the Company that the Phase 2 analysis of the adaptive Phase 2/3 study of uproleselan being conducted by the NCI and the Alliance for Clinical Trials in Oncology (the “Alliance”) in adults with newly diagnosed acute myeloid leukemia (AML) who are 60 years or older and fit for intensive chemotherapy did not show a statistically significant improvement in event free survival (EFS) for patients receiving uproleselan in combination with 7+3 chemotherapy versus chemotherapy alone. The final pre-planned analysis of overall survival was conducted on the full population of 267 patients in accordance with the revised statistical analysis plan and also did not show a statistically significant difference between Uproleselan in combination with chemotherapy versus chemotherapy alone. Top line results from NCI/Alliance trial A041701 are expected to be presented by the NCI at a future medical conference. The Company is coordinating with the Alliance for transfer of full trial data for additional analysis, including subgroup analysis to evaluate if there are efficacy signals in any patient population that may merit further study in future clinical trials.

Final Results of an investigator initiated Phase 2 Study of Uproleselan Combined with Cladribine and Low-Dose Cytarabine for Patients with Treated Secondary Acute Myeloid Leukemia (ts-AML), will be presented at future medical conference.

Forward-Looking Statements

This Current Report on Form 8-K and the exhibits filed or furnished herewith contain forward-looking statements (including within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act) concerning GlycoMimetics, Crescent, the proposed transactions and other matters. These forward-looking statements include express or implied statements relating to the structure, timing and completion of the proposed Merger; the combined company’s listing on Nasdaq after closing of the proposed Merger; expectations regarding the ownership structure of the combined company; the expected executive officers and directors of the combined company; each company’s and the combined company’s expected cash position at the closing of the proposed Merger (including completion of GlycoMimetics’s private placement) and cash runway of the combined company; the expected contribution and payment of dividends in connection with the Merger, including the timing thereof; the future operations of the combined company; the nature, strategy and focus of the combined company; the development and commercial potential and potential benefits of any product candidates of the combined company; anticipated preclinical and clinical drug development activities and related timelines, including the expected timing for data and other clinical results; the combined company having sufficient resources to advance its pipeline candidates; and other statements that are not historical fact. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions (including the negatives of these terms or variations of them) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting GlycoMimetics, Crescent or the proposed transaction will be those that have been anticipated.

The forward-looking statements contained in this communication are based on current expectations and beliefs concerning future developments and their potential effects and therefore subject to other risks and uncertainties. These risks and uncertainties include, but are not limited to, risks associated with the possible failure to satisfy the conditions to the closing or consummation of the Merger, including GlycoMimetics’ failure to obtain stockholder approval for the Merger, risks associated with the potential failure to complete the financing transaction in a timely manner or at all, risks associated with the uncertainty as to the timing of the consummation of the Merger and the ability of each of GlycoMimetics and Crescent to consummate the transactions contemplated by the Merger, risks associated with GlycoMimetics’ continued listing on Nasdaq until closing of the Merger, the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the Merger; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger prior to the closing or consummation of the Merger, risks associated with the possible failure to realize certain anticipated benefits of the Merger, including with respect to future financial and operating results; the effect of the completion of the Merger on the combined company’s business relationships, operating results and business generally; risks associated with the combined company’s ability to manage expenses and unanticipated spending and costs that could reduce the combined company’s cash resources; risks related to the combined company’s ability to correctly estimate its operating expenses and other events; changes in capital resource requirements; risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance its product candidates or its preclinical programs; the outcome of any legal proceedings that may be instituted against the combined company or any of its directors or officers related to the Merger Agreement or the transactions contemplated thereby; the ability of the combined company to obtain, maintain and protect its intellectual property rights, in particular those related to its product candidates; the combined company’s ability to advance the development of its product candidates or preclinical activities under the timelines it anticipates in planned and future clinical trials; the combined company’s ability to replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of its product candidates; the combined company’s ability to realize the anticipated benefits of its research and development programs, strategic partnerships, licensing programs or other collaborations; regulatory requirements or developments and the combined company’s ability to obtain necessary approvals from the U.S. Food and Drug Administration or other regulatory authorities; changes to clinical trial designs and regulatory pathways; competitive responses to the Merger and changes in expected or existing competition; unexpected costs, charges or expenses resulting from the Merger; potential adverse reactions or changes to business relationships resulting from the completion of the Merger; legislative, regulatory, political and economic developments; and those risks and uncertainties and other factors more fully described in filings with the Securities and Exchange Commission, including reports filed on Form 10-K, 10-Q and 8-K and in other filings made by GlycoMimetics with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, and with regard to the proposed transaction, are based on GlycoMimetics’ current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by GlycoMimetics, all of which are subject to change. Such forward-looking statements are made as of the date of this release, and the parties undertake no obligation to update such statements to reflect subsequent events or circumstances, except as otherwise required by securities and other applicable law.

No Offer or Solicitation

This Current Report on Form 8-K and the exhibits filed or furnished herewith are not intended to and do not constitute (i) a solicitation of a proxy, consent or approval with respect to any securities or in respect of the proposed transaction or (ii) an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act or an exemption therefrom. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS CURRENT REPORT ON FORM 8-K AND THE EXHIBITS FILED OR FURNISHED HEREWITH ARE TRUTHFUL OR COMPLETE.

Important Additional Information About the Proposed Transaction Will be Filed with the SEC

This Current Report on Form 8-K and the exhibits filed or furnished herewith are not substitutes for the Proxy Statement or for any other document that GlycoMimetics may file with the SEC in connection with the proposed transaction. In connection with the proposed transaction between GlycoMimetics and Crescent, GlycoMimetics intends to file relevant materials with the SEC, including a proxy statement of GlycoMimetics. GlycoMimetics URGES INVESTORS AND STOCKHOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GlycoMimetics, CRESCENT, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed by GlycoMimetics with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders should note that GlycoMimetics communicates with investors and the public using its website (www.glycomimetics.com) and the investor relations website (www.glycomimetics.com/investor-relations) where anyone will be able to obtain free copies of the Proxy Statement and other documents filed by GlycoMimetics with the SEC and stockholders are urged to read the Proxy Statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Participants in the Solicitation

GlycoMimetics, Crescent and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed transaction. Information about GlycoMimetics’s directors and executive officers including a description of their interests in GlycoMimetics is included in GlycoMimetics’s most recent definitive proxy statement, as filed with the SEC on April 1, 2024. Additional information regarding these persons and their interests in the proposed transaction will be included in the Proxy Statement relating to the proposed transaction when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1*	Agreement and Plan of Merger and Reorganization, dated as of October 28, 2024, by and among GlycoMimetics Biopharma, Inc., Gemini Merger Sub Corp., Gemini Merger Sub II, LLC and Crescent Biopharma, Inc.
3.1	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock
10.1	Form of Crescent Support Agreement
10.2	Form of GlycoMimetics Support Agreement
10.3	Form of GlycoMimetics Securities Purchase Agreement
10.4	Form of Registration Rights Agreement
10.5	Form of Lock-Up Agreement
99.1	Press Release, issued on October 29, 2024
99.2	Joint Press Release, issued on October 29, 2024
99.3	Investor Presentation, dated October 2024
99.4	Conference Call Transcript dated October 29, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any exhibits or schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLYCOMIMETICS, INC.
(Registrant)

	By:	/s/ Brian M. Hahn
Date: October 29, 2024		Name: Brian M. Hahn
Title: Senior Vice President and Chief Financial Officer